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                                                                   EXHIBIT 10.13

                               OPERATING AGREEMENT
                                       FOR
                    MITCHELL MORTGAGE SERVICE COMPANY, L.L.C.


         As of the date of this Operating Agreement, we have requested that the law firm of Silver, Freedman & Taff, L.L.P. organize a limited liability company in Texas on our behalf. It is the intent of the parties hereto that this Operating Agreement constitute the regulations of the limited liability company of the Texas Limited Liability Company Act (the "Act"), as well as a membership agreement between the members of Mitchell Mortgage Service Company, L.L.C.

         1. The name of the limited liability company shall be Mitchell Mortgage Service Company, L.L.C. ("New Mitchell") and the members of the limited liability company shall be Fort Bend Federal Savings and Loan Association of Rosenberg ("Fort Bend") and Mitchell Mortgage Company, a Texas corporation ("Mitchell Mortgage") or its successor as permitted by Section 8 hereof.

         2. Management of New Mitchell shall be reserved to a board of managers (hereinafter called the "board of directors"), which shall be comprised of five individuals (with three directors to be appointed by Fort Bend and two directors to be appointed by Mitchell Mortgage). In addition, each of Fort Bend and Mitchell Mortgage may appoint up to two advisory directors to the board of directors who shall not have any voting or decision-making authority. The board of directors of New Mitchell shall hire such officers as it deems appropriate to manage the day-to-day operations of New Mitchell, and adopt such other regulations for the operation and governance of New Mitchell as they deem necessary and appropriate provided the same does not conflict with this Operating Agreement.

         3. Fort Bend shall own fifty-one percent (51%) of New Mitchell and Mitchell Mortgage shall own forty-nine percent (49%) of New Mitchell. Profits, losses and distributions shall be made in accordance with the members' percentage ownership interest in New Mitchell. Members shall be entitled vote in accordance with their percentage ownership interest, subject to Section 2 above.

         4.       The capital contributions by each member are as follows:
                  Fort Bend:          $2,586,719.49 in cash

                  Mitchell Mortgage:  an undivided 49% interest in certain
                                      assets and liabilities being transferred to New Mitchell having a value equal to 49% of the initial capitalization of New Mitchell.

         5. New Mitchell's minimum member's equity will at all time be maintained at a minimum of eight percent of its assets; and to the extent it shall ever be reduced below such minimum level, both Fort Bend and Mitchell Mortgage shall agree to either: (x) provide a capital infusion to increase members' equity to the minimum amount required on a pro rata basis equal to their respective equity ownership percentage in New Mitchell or (y) take other steps deemed appropriate to have members' equity in an amount equal to at least eight percent. Except as set forth in the preceding sentence, there are no agreements between the members regarding any times at

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which or events on the happening of which any additional contributions by each member are to be made.

         6. New Mitchell shall make periodic capital distributions of earnings and profits to Fort Bend and Mitchell Mortgage which, on an annualized basis, will be equal to at least a ten percent return on equity; provided, however that to the extent New Mitchell does not generate earnings and profits sufficient to support such distributions it will distribute all of its earnings and profits for the year; and provided further, however, that no distribution shall be made at any time that New Mitchell's member's equity is less than the greater of (x) eight percent of total assets and (y) $5,000,000. The ten percent return on equity shall include any amounts distributed to Fort Bend and Mitchell Mortgage of the purpose of paying income tax liabilities resulting from New Mitchell being a limited liability company.

         7. The only events upon the happening of which New Mitchell is to be dissolved and its affairs wound up are those events specified in the Act.

         8. The members' ownership interests in New Mitchell are not transferrable, for any reason, except upon the prior written unanimous consent of all New Mitchell members, and except as set forth a letter agreement between Fort Bend Holding Corp., Fort Bend, The Woodland's and Mitchell Mortgage, of even date herewith; provided, however, in the case of a member that is not an individual, such member may transfer its ownership interest to an entity which is at least the majority owner of such member without the prior written unanimous consent of the other members of New Mitchell.

         9. New Mitchell will maintain an office in the Woodlands development for at least five years from its formation, subject to a unanimous decision by New Mitchell's board of directors that such a location would no longer be prudent or economically feasible.

         10. Notwithstanding a change in control of FBHC (as discussed in Section 3(c) of the Letter Agreement executed contemporaneously with this Operating Agreement), New Mitchell, to the extent prudently available and economically feasible, intends to maintain at least $25,000,000 in construction loans or commitments in The Woodlands development with additional amount to be lent on properties located both within and without The Woodlands development, subject to Section 5 and 6 hereto, at all time during the five years following its formation.

         11. Fort Bend will provide, as soon as possible after formation, a master credit facility to New Mitchell for a period of at least five years after formation, and will become the primary warehouse lender for New Mitchell at rates which will be: (i) for loan amounts that are match funded with New Mitchell escrow deposits, the rate would be 1.5% over Fort Bend's cost for such funds (which currently would be zero); and (ii) for loan amounts in excess of the match funded amounts, the rate would be 1.5% over the comparable term Federal Home Loan Bank advance rate. In all other respects, the facility will be substantially similar to that in place at the time of New Mitchell's formation.

         12. All other aspects of the operations of New Mitchell shall be governed by the provisions of the Act as may be in effect from time to time.

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         13. Nothing in this Operating Agreement shall be deemed to restrict in any way the rights of any member to conduct any other business of activity whatsoever, and the member shall not be accountable to New Mitchell or to any member with respect to that business or activities unless the business or activity competes with New Mitchell's business, as may be further spelled out in a Non-Competition Agreement executed by Mitchell Mortgage and its affiliates (a copy of which is attached hereto). To the extent this Section 13 conflicts with the Non-Competition Agreement, the terms of the Non-Competition Agreement shall control. The organization of New Mitchell shall be without prejudice to their respective rights to maintain, expand or diversity such other interests and activities and to receive and enjoy profits or compensation therefrom. Each member waives any rights the member might otherwise have to share or participate in such other interest or activities of any other member.

         14. Each member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts appropriate to comply with the requirements of law for the formation and operation of New Mitchell and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of New Mitchell.

         15. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a "notice") required or permitted under this Operating Agreement must be in writing and either delivered personally, by recognized national overnight carrier or sent by certified or registered mail, postage prepaid, return receipt requested. A notice must be addressed to a member or interest holder at the such person's last known address on the records of New Mitchell. A notice to New Mitchell must be addressed to New Mitchell's principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice given by overnight carrier will be deemed given the next day. A notice that is sent by mail will be deemed given upon receipt or refusal. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

         16. The members recognize that irreparable injury will result form a breach of any provision of this Operating Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Operating Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach of this Operating Agreement and (ii) compelling the performance of any obligation under this Agreement which, if not performed, would constitute a breach.

         17. This Operating Agreement constitutes the complete and exclusive regulations of the Company and the statement of the agreement among the members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Operating Agreement may not be amended without the written unanimous consent of the members.


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         18. All questions concerning the construction, validity, and interpretation of this Operating Agreement and the performance of the obligations imposed by this Operating Agreement shall be governed by the internal law, not the law of conflicts, of the State of Texas.

         19. This Operating Agreement is binding upon, inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

         20. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Operating Agreement which are valid.

         21. This Operating Agreement may be executed simultaneously in counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

         IN WITNESS WHEREOF, the parties have executed, or caused this Operating Agreement to be executed as of the date set forth herein above.


Date: January 1, 1997                 FORT BEND FEDERAL SAVINGS AND
                                      LOAN ASSOCIATION OF ROSENBERG


                                      By:  /S/ LANE WARD
                                         --------------------------------------
                                               Lane Ward, President


                                      MITCHELL MORTGAGE COMPANY


                                      By:  /S/ MICHAEL H. RICHMOND
                                         --------------------------------------
                                               Michael H. Richmond, President


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